Exhibit 99.1

         ICORIA GRANTED 180 DAY MINIMUM BID PRICE EXTENSION BY NASDAQ

    RESEARCH TRIANGLE PARK, N.C., Dec. 22 /PRNewswire-FirstCall/ -- Icoria, Inc. (Nasdaq: ICOR), a biotech company using systems biology to discover new biomarkers to enhance drug and agrichemical discovery and development, announced today that pursuant to the Rules of the National Association of Securities Dealers the Staff of the Nasdaq Stock Market granted it 180 days to bring its share price above the $1 minimum bid price required for listing on the Nasdaq SmallCap Market. This approval occurred subsequent to the transfer of Icoria's shares to Nasdaq SmallCap Market listing, effective on Friday, Dec. 17.

    "This June 2005 deadline affords us the opportunity to focus on realizing the benefits that our technology provides and to build shareholder value," said Heinrich Gugger, President and CEO of Icoria. "We believe the healthcare industry is beginning to recognize the value of Icoria's focus on applying systems biology to gain a better understanding of how genes and proteins function in biological systems. An immediate application of this approach would be in the discovery of biomarkers for use in developing safer and more effective drugs."

    Historically, Icoria's revenues have come from research collaborations with large life sciences companies and government agencies. As of September 30, 2004, these contracts have a total potential value of $144 million, with more than $50 million yet to be realized. Icoria is working to expand its presence in healthcare through collaborations or services to the pharmaceutical industry, particularly in metabolomics, gene expression and tissue analysis.

    "We are making inroads into the pharmaceutical industry. In fact, in recent months, we have begun selling services such as gene expression profiling and pilot biomarker studies to several of the top pharmaceutical companies," said Peter Johnson, M.D., Chief Business Officer and Chief Medical Officer. "Our goal is to build on these initial contracts, developing them into longer term service agreements and research collaborations."

    About Icoria
    Icoria, Inc. is a biotech company dedicated to deciphering the complexity of biological processes through the application of systems biology to identify biomarkers for drug discovery and development, diagnostics and to develop novel agrichemicals. Icoria has major contracts with the National Institute of Environmental Health Sciences, the Monsanto Company and Pioneer Hi-Bred International (a subsidiary of DuPont). Icoria also has a major grant from the National Institute of Standards & Technology's Advanced Technology Program. For more information, visit http://www.icoria.com .

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    This press release contains forward-looking statements, including statements regarding the Company's expectations for future revenue, new business opportunities and use of its systems biology platform. Such forward-looking statements are based on management's current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Icoria's early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Icoria's annual report on Form 10-K for the year ended December 31, 2003 and in its quarterly report on Form 10-Q for the quarter ended September 30, 2004, each filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

SOURCE  Icoria, Inc.

    -0-                             12/22/2004
    /CONTACT: Media-Public Relations of Icoria, Inc., +1-919-425-2999; or Brian Ritchie or Mark Vincent of EURO RSCG Life NRP, +1-212-845-4200/
    /Web site:  http://www.icoria.com